Exhibit 10.35

409A AMENDMENT TO EXISTING CHANGE IN CONTROL SEVERANCE
ANGELO C. BRISIMITZAKIS

This Amendment is made this 19th day of December 2008, by and between Compass Minerals International, Inc., a Delaware corporation (“Company”), and Angelo C. Brisimitzakis (“Executive”).

WHEREAS, Company and Executive are parties to a Change in Control Severance Agreement dated effective as of May 11, 2006 (the “Agreement”) and the parties now desire to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, Company and Executive agree that the Agreement is amended as follows:

A.           Section 4(c) is amended by deleting the reference to “2 years” and by inserting “18 months” in lieu thereof.

B.           Section 5 is amended by adding the following to end of such Section:

Any Reimbursement Payment payable pursuant to this paragraph 5 shall be paid by the Company to Executive no later than the last day of Executive’s taxable year next following Executive’s taxable year in which he remits the related taxes.

C.           Section 8(c) is amended by adding the following to end of such Section:

Such reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

D.           A new Section 18 is added to read as follows:

COMPLIANCE WITH  SECTION 409A OF THE INTERNAL REVENUE CODE.  To the extent applicable and notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted and administered in accordance with  Section 409A of the Internal Revenue Code and regulations and other guidance issued thereunder.  For purposes of determining whether any payment made pursuant to the Plan results in a "deferral of compensation" within the meaning of Treasury Regulation §1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable.  Any reference to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A and the regulations issued thereunder.  Any expense reimbursements under this Agreement shall be made by Company on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  If any deferred compensation payment is payable upon separation from service and is required to be delayed pursuant to Section 409A(a)(2)(B) because Executive is a “specified employee”, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following expiration of such six month period.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

COMPASS MINERALS INTERNATIONAL, INC.

By:     /s/ Angelo C. Brisimitzakis
Title: President and Chief Executive Officer

EXECUTIVE  /s/ Victoria Heider
Vice President, Human Resources
                                Compass Minerals International, Inc.